Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005, except for the second paragraph of Note P as to which the date is March 7, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Paulson Capital Corp. on Form 10-KSB for the year ended December 31, 2004.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Paulson Capital Corp. on Form S-8 (File No. 333-123370).

/s/ Grant Thornton, LLP
Portland, Oregon
March 31, 2005